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                                                                     EXHIBIT 3.1




                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            FINANCIAL INTRANET, INC.
             (Pursuant to Nev. Rev. Stat. Sections 78.385 and 78.390)

Michael Sheppard certifies that:

1. He is the duly elected and acting president and secretary of Financial Intranet, Inc., a Nevada corporation (the "Corporation").

2. Stock of the Corporation has been issued and capital has been paid to the Corporation.

3. This certificate is made and filed on the behalf of the Corporation pursuant to and in accordance with Nev. Rev. Stat. Sections 78.385 and 78.390.

4. Article I of the Restated Articles of Incorporation of the Corporation shall be amended to read in its entirety as follows:

                                       "I

The name of the Corporation shall be "Technest Holdings, Inc." and shall be governed by Chapter 78 of the Nevada Revised Statutes."

5. Article IV of the Restated Articles of Incorporation of the Corporation shall be further amended to read in its entirety as follows:


                                       "IV

SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000 shares, of which 495,000,000 shares of a par value of $0.001 per share shall be designated "Common Shares" and 5,000,000 shares of a par value of $.001 per share shall be designated "Preferred Shares."

SECTION 2. The Board of Directors is authorized, from time to time, to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issue of such shares thereof, the number of shares of such series, and the powers, designations, privileges, preferences, limitations,
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restrictions, price and relative rights of such series, to the full extent now or hereafter permitted by the laws of the State of Nevada.

SECTION 3. The capital stock of the Corporation, after the amount of capital has been paid in money, property or services, as the Board of Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed and the articles of incorporation shall not be amended in this respect."

6. The Restated Articles of Incorporation of the Corporation shall be further amended by the addition of Article VIII as follows:


                                      "VIII

No director or officer of the Corporation will be personally liable to the Corporation or its stockholders for damages for breach of a fiduciary duty as an officer or director except for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or the payment of distributions in violation of Nev. Rev. Stat. ss. 78.300. No amendment or repeal of this Article VIII applies to or has any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of the director or officer occurring prior to the amendment or repeal, except as otherwise required by law."

7. The Restated Articles of Incorporation of the Corporation shall be further amended by the addition of Article IX as follows:


                                       "IX

The provisions of Nev. Rev. Stat. ss.ss. 78.378 to 78.3793, inclusive, do not apply to the Corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. Further, the Corporation expressly elects not to be governed by Nev. Rev. Stat. ss.ss. 78.411 to 78.444, inclusive."

8. The foregoing amendments were duly adopted by a resolution of the Board of Directors of the Corporation.

The foregoing amendments were approved by the required vote of the stockholders of the Corporation. The total number of outstanding shares entitled to vote with respect to the amendments were __________________ shares of common stock; and the number of common shares voting in favor of the foregoing amendments were __________________ which exceeds the minimum number of common shares necessary to vote in favor of the foregoing amendments.
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IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of
Amendment of the Articles of Incorporation of Financial Intranet, Inc. this 9th day of July, 2001.


/s/ Michael Sheppard
------------------------
Michael Sheppard, President and Secretary



STATE OF CONNECTICUT



COUNTY OF FAIRFIELD


This instrument was acknowledged before me on the 9th day of July, 2001, by MICHAEL SHEPPARD, as President and Secretary, of Financial Intranet, Inc., a Nevada corporation.


                                          ------------------------------
                                          Notary Public